Exhibit 10.22

Private & Confidential

Date: April 18, 2006

Howard Hideshima

Dear Mr. Howard Hideshima:

This offer of employment is for the position of Chief Financial Officer. Your job will include but is not limited to: Assist in development, implementation, and achievement of business objectives; Direct the company’s overall financial and accounting planning and practices; Provide analysis and recommendations on all financial operations; Manage and coordinate the legal affairs of the company and its subsidiaries; Review and negotiate contracts as well as establishing metrics that will drive and sustain continued organic and acquisitive growth.

The job function and position can be changed according to the company’s requirement at any given time. We are pleased to offer you employment at the beginning annual gross salary of US$220,000.00 per year plus company quarterly bonus according to your performance and company profitability. Your offer for services is contingent upon full completion with acceptable results of the background check process, including background (criminal, education, and social security number and reference checks. You will report to Mr. Charles Liang, CEO.

In connection with commencement of your employment the Company will recommend that the Board of Directors grant you an option to purchase 65,000 shares of the Company’s common stock. The exercise price per share will be the fair value of the common stock on the date of grant as determined by the Board of Directors. These options will vest and become exercisable on fourth (1/4th) by the end of the first year, and one-sixteenth (1/16th) of the remaining. Shares subject to the option shall vest at the end of each successive calendar quarter over the remaining three-year period, until all the shares have vested, subject to the optionee’s continuous employment with the Company. Although the option grant date will be at the next Board meeting, vesting will be retroactive and commence with your first day of employment. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s Stock Option Plan and the Stock Option Agreement between you and the Company.

Offer of employment/ Howard Hideshima

HEADQUARTERS

980 Rock Avenue • San Jose, CA 95131 USA • Tel: (408) 503-8000 • Fax: (408) 503-8008 • www.supermicro.com

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The salient terms and conditions governing your employment and service with the company are as follows:

1. COMMENCEMENT OF EMPLOYMENT

Your employment with company will begin on May 8, 2006 or earlier.

2 TRIAL PERIOD

You will be place on trial for a period of three months from the date of your commencement of employment. This trial period provides an opportunity for you as a new employee to evaluate your work situation and, in turn, provides the management an opportunity to judge your performance and suitability for continued employment. This trial period does not represent a guarantee or contract for employment for ninety days or any other period of time.

3. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION AND TRADE SECRETS

Without the prior consent of the company or except as authorized or required in the course of the performance of your duties, you shall not disclose, reveal or make available, directly or indirectly to third parties any confidential operations, processes or dealings, any trade secrets or any information concerning the business, finances, transactions or affairs of the company which may come to your knowledge during your employment with the company and you shall keep with complete secret all confidential information and matters entrusted to you and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the company or its business or may be likely so to do.

This restriction shall continue to apply after your cessation of employment without limit in point of time but shall cease to apply to information or knowledge which may come into public domain. Upon cessation of your employment with the company, you shall turn over to the company, all documents, data or other requisites, confidential or otherwise, obtained or made by you during the course of your employment with the company, pertaining to the business or the company.

4. CONFLICT OF INTEREST

Without the prior written consent of the company, you shall not indulge, engage or interest yourself either directly or indirectly, whether for reward or gratuitously in any work or business other than in the course of the performance of your duties to the company.

5. BASIS OF EMPLOYMENT

Although it is our objective to maintain a stable workforce and to provide job security to all employees who met the company’s standards of performance, the company does not make contracts of permanent employment. Instead, the company maintains a policy of employment-at-will, which means that both the company and the employee remain free to terminate the working relationship without cause at any time. But employee must to notify the company 1 weeks prior to his/her resignation.

Offer of employment/Howard Hideshima

HEADQUARTERS

980 Rock Avenue • Sun Jose, CA 95131 USA • Tel: (408) 503-8000 • Fax: (408) 503-8008 • www.supermicro.com

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6. OTHER TERMS AND CONDITIONS

Your employment is also subject to your compliance with any conditions of employment and service governed by the company’s policies and practices or amendments thereto as appropriate from time to time. Please refer to the company’s Personnel Department should you require further clarification on such policies and practices.

7. EMPLOYEE BENEFITS

The employee is provided with health, dental, and vision insurance. This insurance begins after thirty (30) days of employment and begins only the the first on the month. Additional coverage for employee’s family members is paid by the employee. In addition, and depending on the company’s quarterly profits, quarterly bonuses may be provided to all current employees.

Your employment is also subject to your compliance with any conditions of employment and service or the compnay’s rules, regulations and practices, either written, expressed or implied, for the time being in force. You will be required to carry out such related duties and job functions as instructed from time to time by the company or persons acting on behalf of the company.

We take this opportunity to welcome you the Super Micro Computer Inc. and trust that your association with us will be mutually beneficial and long-lasting.

This offer of employment is Fully understood this letter and accepted by Howard Hideshima	SUPER MICRO COMPUTER INC.

/s/ Howard Hideshima	/s/ Charles Liang
Signature 4/19/06	Charles Liang

Offer of employment/Howard Hideshima	CEO & President

HEADQUARTERS

980 Rock Avenue • Sun Jose, CA 95131 USA • Tel: (408) 503-8000 • Fax: (408) 503-8008 • www.supermicro.com

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